Exhibit 10.30

LEASE MODIFICATION AGREEMENT

AGREEMENT made this 8th day of December 1997 between JOSEPH P. DAY REALTY CORP., as agent for 800 Third Avenue Associates (“Owner”), 9 East 40th Street, New York, New York 10016 and ASSET ALLIANCE CORPORATION (“Tenant”), 800 Third Avenue, New York, New York 10022;

WITNESSETH:

WHEREAS, the parties are Owner and Tenant respectively under lease dated September 12, 1996 (the “Lease”) covering a portion of the 16th Floor (the “16th Floor Space”) at 800 Third Avenue, New York, New York (the “Building”); and

WHEREAS, Tenant wishes to move to larger space on another floor of the Building;

NOW, THEREFORE, the parties agree as follows:

1. Owner hereby leases to Tenant and Tenant hereby leases from Owner the entire 22nd Floor (the “22nd Floor Space”) in the Building for a term to commence on the date (the “22nd Floor Commencement Date”) five days after Owner has completed Owner’s work in the 22nd Floor Space referred to in paragraph 4 below to Tenant’s reasonable satisfaction and to end on the last day of the month in which occurs the date ten years after the Commencement Date, at an annual rental rate (in lieu of the amount set forth on page 1 of the Lease) of $376,600 per annum.

2. Except to the extent otherwise provided in this Agreement, (i) from and after the 22nd Floor Commencement Date, the 22nd Floor Space, shall for all purposes of the Lease constitute part of the demised premises under the Lease, and (ii) Owner and Tenant agree that all the terms, covenants and conditions of the Lease shall apply to the leasing of the 22nd Floor Space.

3. On execution of this Agreement, Tenant agrees to deposit the sum of $44,350.90 as security to be held under Articles 34 and 48 of the Lease in addition to the security presently held by Owner.

4. Owner agrees, at Owner’s cost and expense, to do the work in the 22nd Floor Space set forth in the Workletter attached hereto at a cost not to exceed $376,600. Article 71 shall apply to such work in the 22nd Floor Space.

5. Tenant agrees that the term of the Lease with respect to the 16th Floor Space shall end on the 22nd Floor Commencement Date, as if such date was the date set forth in the lease for the end of the term with respect to the 16th Floor Space. Each party releases any claim it may have against the other for rent or escalations for the 16th Floor Space for the period ending on the date of this Agreement. Owner agrees it will not assert any claim against Tenant for repairs and restoration of the 16th Floor Space by reason of any damage to the 16th Floor Space arising in connection with Tenant’s move to the 22nd Floor Space.

6. Commencing on the 22nd Floor Commencement Date,

(a) Tenant shall pay real estate tax escalation for the 22nd Floor Space pursuant to Article 39 of the Lease; the “Base Tax” shall mean Taxes, as finally determined by settlement, court decision or otherwise, for the fiscal Tax Year ending June 30, 1998; Tenant’s share for the 22nd Floor Space shall be 2.285%;

(b) Tenant shall pay wage formula increase for the 22nd Floor Space pursuant to Article 40 of the Lease; the Wage Rate Multiple for the 22nd Floor Space shall be 10,760; the “Base Labor Rate” for the 22nd Floor Space shall be the Labor Rate at December 31, 1998;

(c) in the event Owner exercises Owner’s option pursuant to Article 41 of the Lease, Tenant shall pay operating expense escalation for the 22nd Floor Space pursuant to Article 41 of the Lease; the “Base Year” referred to therein shall be 1998; the percentage referred to therein shall be 2.285%;

(d) Tenant shall pay Heating Costs escalation for the 22nd Floor Space pursuant to Article 42 of the Lease; the percentage referred to therein shall be 2.285%;

(e) Tenant shall pay Local Laws escalation for the 22nd Floor Space pursuant to Article 43 of the Lease; the percentage referred to therein shall be 2.285%;

(f) Owner shall furnish electricity for the 22nd Floor Space pursuant to Article 66 of the Lease; pending an electrical survey, the Electrical Inclusion Factor for the 22nd Floor Space shall be $31,742 per annum; the annual rental referred to in paragraph 1 above shall be increased by the Electrical Inclusion Factor making a total annual rental of $408,342 per annum payable in advance on the first day of each month in equal monthly installments of $34,028.50; in no event shall the Electrical Inclusion Factor be decreased below $31,742 per annum.

7. Article 67 of the Lease shall not apply to the 22nd Floor Space. Provided that Tenant shall have performed all the terms, covenants and conditions of the Lease on the part of Tenant to be performed, Tenant shall receive a credit in the amount of $31,383.33 per month against the annual rental due for the first six months of the 22nd Floor Term and Tenant shall receive an additional credit (if a subtenant has not then taken possession of the cross-hatched space on the floor plan attached hereto) in the amount of $8,779.17 per month for the period commencing at the end of said six months and ending on the earlier of the date 12 months after the 22nd Floor Commencement Date or the date a subtenant takes possession of all or substantially all of such cross hatched space.

8. Articles 68, 69, 73 and 75 and the Workletter attached to the Lease shall not apply to the 22nd Floor Space. Tenant may sublease the portion of the 22nd Floor Space shown cross-hatched on the attached floor plan after obtaining Owner’s consent in accordance with Article 62 of the Lease except that Article 62(c), (f) and (1) shall not apply to such subleasing; Article 62(d)6 shall be modified to provide: As a result of said subletting the cross-hatched space shall be occupied by more than one entity (or, if not further demised, by more than five entities) or the noncross-hatched space shall be occupied by more than two entities; Article 70 shall be modified to refer to 10 listings, in lieu of 8.

9. This Agreement is offered to Tenant for signature by the managing agent of the Building solely in its capacity as such agent and subject to Owner’s acceptance and approval. Tenant shall affix its signature hereto with the understanding that such act shall not, in any way, bind Owner or its agent until such time as this Agreement shall have been approved and executed by the managing agent or the Owner and delivered to Tenant.

10. Tenant covenants, warrants and represents that there was no broker except Joseph P. Day Realty Corp. instrumental in consummating this Agreement and that no conversations or negotiations were had with any broker except Joseph P. Day Realty Corp. concerning the terms of this Agreement. Tenant agrees to hold Owner harmless against any claims for a brokerage commission arising out of any conversations or negotiations had by Tenant with any broker except Joseph P. Day Realty Corp.

11. Except as specifically modified herein, Owner and Tenant ratify, confirm, accept and agree to all of the terns, covenants and conditions of the Lease.

12. This Agreement shall inure to the benefit of and bind the parties hereto, their legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

JOSEPH P. DAY REALTY CORP., as agent (Owner)

By:	/s/Richard Teichman

ASSET ALLIANCE CORPORATION (Tenant)

By:	/s/Arnold L. Mintz

EAST 49TH STREET
THIRD AVENUE

800 THIRD AVENUE
NEW YORK, NEW YORK
22ND FLOOR

NOT TO SCALE

November 10, 1997

Asset Alliance Corporation
800 Third Avenue
22nd Floor
New York, NY

WORK LETTER

Landlord agrees, at it’s sole expense and without charge to tenant shall cause to be prepared the following architectural drawings and specifications:

A. GENERAL CONSTRUCTION:

1. DEMOLITION:

As per plan (entire space including stairs between 21 & 22)

2. PARTITIONS:

a)	Building standard partitioning as per approved Preliminary Plan # c-1 dated November 5, 1997

b)	Half glass partitions as per plan

3. DOORS, FRAMES & HARDWARE:

a)	All wood doors as per plan C-1 dated November 5, 1997 including wood & glass.

b)	Lever hardware to match 16th floor style, finish & quality

c)	Closet interior shelves and hang bars.

4. CEILINGS:

a)	All new Donn Fine Line suspended ceiling system with white 2x2 cirrus acoustical lay-in tiles.

b)	Sheet rock ceiling and soffits as per plan RC-1 dated November 5, 1997.

5. AIR CONDITIONING:

a)	Modify air distribution button system to conform to new layout

b)
Furnish and install new 7 1/2 ton air condition supplemental air conditioning system with all required ductwork, diffuser, return and thermostat. This system to cool south end of floor (room 16, 18, 19 & 26 thru 40)

6. LIGHTING / ELECTRIC:

All new lighting as per plan RC-1 dated November 5, 1997 - including all pendants, wall sconces and under/over cabinet lights.

7. POWER / ELECTRIC:

a)	All new outlets as per plan ET-1 dated November 5, 1997

b)	Electric strike at entry door and relocate TV security system from 16th floor

8. PAINTING:

All walls, sheet rock soffits & fascias to be painted in tenants choice of colors, flat finish ceiling, eggshell finish on walls, semigloss on metal & wood trim. One prime coat and two finish coats.

9. FLOOR COVERING:

a)	All new carpet in colors selected by tenant. Quality and specifications to be equal to present 16th floor space.

b)	New wood floor in tenants finish selection for reception #2, 3, 4, 6, 6A, 23, 24, 25, 36, 36A and 40. (Corridors and conference room border)

10. WINDOW TREATMENTS:

Tenants color selection solar veil shades to match style and quality on 16th floor.

11. ELEVATOR LOBBY AND TOILETS:

a)	Ceiling 2x2 Donn Fine Line

b)	Cove lighting at core wall (including Donn & accent lights)

c)	Clean, replace toilets floor tiles

d)	Wood panels and chair rail (to match office interior)

e)	Carpet

f)	Painting

NOTE:	All work done by landlord and or tenant shall comply with the New York State Building Department Code Requirements.

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Any additional equipment or work over and above that specifies in the Work Letter must receive approval of lessor, in advance, and shall be performed at lessees expense.

B. WORK AT TENANT’S SOLE COST AND EXPENSE:
(Unless specified in above Work Letter)

1.	Furniture and files

2.	Telephone and data wiring and equipment

3.	All custom cabinetwork & millwork (including new and retrofitted desks, cabinets and conference table, radiator enclosures, wainscot, chair rail and base and corridor arches)

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